UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 13, 2020

Gevo, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35073	87-0747704
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

345 Inverness Drive South, Building C, Suite 310 Englewood, CO 80112
(Address of principal executive offices)(Zip Code)

Registrant’s telephone number, including area code: (303) 858-8358

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of exchange on which registered
Common Stock, par value $0.01 per share	GEVO	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement,

As previously disclosed, on April 4, 2019, Gevo, Inc. (the “Company”) and Praj Industries Ltd. (“Praj”) entered into that certain Construction License Agreement, effective April 4, 2019 (“CLA”), that certain Joint Development Agreement, effective as of April 1, 2018 (as amended, the “Feedstock JDA”) and that certain Development License Agreement, effective as of April 1, 2018. On August 13, 2020, the Company and Praj entered into a Master Framework Agreement (the “MFA”) to collaborate on providing renewable jet fuel and premium gasoline in India and neighboring countries. The MFA is intended to replace the CLA, and in connection with MFA, the Company and Praj are terminating the CLA, effective as of August 13, 2020. There are no fees or penalties associated with the termination of the CLA.

Pursuant to the licenses granted by the Company to Praj under the MFA, Praj has exclusive rights to cause the Company to enter into negotiations with third-parties (each, a “Plant Operator”) that own or operate refineries for the production of Biobutanol (defined in the MFA), including conversion of ethyl alcohol to Biobutanol or for the production of isooctane, jet fuel and/or similar hydrocarbons (the “Hydrocarbon Transportation Fuel”) either in the Territory (as defined in the MFA) or who are named on the Plant List (as defined in the MFA). Provided the Plant Operator and the Company enter into such license, the MFA allows Praj to provide services (such as basic engineering and design package, supply of critical equipment, supervision services, engineering, procurement and construction services and additional related services) (the “Services”) to the applicable Plant Operator for (a) production of Biobutanol from juice, syrup, and/or molasses from sugarcane, beets, bagasse, rice straw, wheat straw or corn stover, and other additional feedstocks using the process design package developed under the Feedstock JDA and (b) for the production of Hydrocarbon Transportation Fuel using the Hydrocarbon PDPs (as defined in the MFA) for the conversion of Biobutanol to Hydrocarbon Transportation Fuel. Praj has no rights to commercially produce Biobutanol or otherwise convert Biobutanol to Hydrocarbon Transportation Fuel under the MFA. No patents are licensed to Praj under the MFA. Certain rights under the Company’s (or its licensors’) patents are reserved and would be granted to the Plant Operator in connection with any definitive license agreement between the Company and the Plant Operator.

The Company will receive certain finder’s fees as set forth in the MFA to the extent one of the Company’s third party licensees (a) is not previously identified in the various agreements or not located in certain specified areas, (b) uses Praj’s enfinity Technology (as defined in the MFA) in concert with the Feedstock PDP and (c) the constructed facilities are of a certain commercial scale. The MFA contains customary representations, warranties and covenants, indemnification provisions and other terms. The MFA will continue in effect for 10 years, unless earlier terminated by either party as set forth in the MFA, and automatically renews for additional one year terms until terminated or either party provides at least 30 days’ notice prior to the end of the current term. If Praj fails to fully commission Authorized Plants (as defined in the MFA) with the cumulative capacity to generate five million gallons per year of Biobutanol or Hydrocarbon Transportation Fuel by the fifth contract year, the exclusive license grants will terminate (unless otherwise mutually agreed in writing by the parties).

Item 1.02.	Termination of a Material Definitive Agreement.

The information set forth in Item 1.01 above is incorporated herein by reference in this Item 1.02.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1†	Master Framework Agreement, dated August 13, 2020, by and between Gevo, Inc. and Praj Industries Ltd.

†

Certain portions of the exhibit have been omitted pursuant to Rule 601(b)(10) of Regulation S-K. The omitted information is (i) not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GEVO, INC.

Dated: August 18, 2020	By:	/s/ Geoffrey T. Williams, Jr.
Geoffrey T. Williams, Jr.
General Counsel and Secretary